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                                   CRANE CO.
                            100 FIRST STAMFORD PLACE
                              STAMFORD, CT 06902



                           NON-DISCLOSURE AGREEMENT

Liberty Technologies, Inc.
Attn: R. Nim Evatt
Lee Park
555 North Lane, Suite 6000
Conshohocken, PA 19428-2208

Gentlemen:

     Crane Co. is about to enter into discussions and evaluations concerning a possible negotiated transaction involving one or more divisions or subsidiaries of Liberty Technologies, Inc. (the "Business"). In connection with these discussions and evaluations, you are furnishing us or our representatives with certain information which may be either non-public, confidential or proprietary in nature. The divisions or subsidiaries are part of the Business. The information furnished to us or our representatives, together with analyses, compilations, forecasts, studies or other documents prepared by us, our agents, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information or our review of, or interest in, the Business, is hereinafter referred to as the "Information."

     In consideration of your furnishing us with the Information, we agree that:

     1. The Information will be kept confidential and shall not without your prior written consent, be disclosed by us, or by our agents, representatives or employees, in any manner whatsover, in whole or in part, and shall not be used by us, our agents, representatives or employees, other than in connection with the transaction described above. Moreover, we agree to reveal the Information only to our agents, representatives and employees who need to know the Information for the purpose of evaluating the transaction described above, who are informed by us of the confidential nature of the Information and who shall agree in writing to act in accordance with the terms and conditions of this Agreement. We shall be responsible for any breach of this Agreement by our agents, representatives or employees.

     2. Without your prior written consent, except as required by law, we and our agents, representatives and employees will not disclose to any person or entity the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving the Business or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     3. We shall keep a record of the written Information furnished to us and of the location of such Information. All copies of the Information, along with our notes on, summaries and compilations of, or excepts from, the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by us, our agents, representatives or employees, will be returned to you immediately upon your request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by us, our agents, representatives or employees, will be held by us and kept confidential and subject to the terms of this Agreement, or destroyed upon your request, and any oral Information will continue to be subject to the terms of this Agreement. Such destruction will be confirmed in writing to you by us and the person or persons who prepared such documents.

     4. The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by us, our agents, representatives or employees, or (ii) become available to us on a non-confidential basis from a source (other than you or your agents) which is not prohibited from disclosing such information to us by a legal, contractual or fiduciary obligation to you or (iii) information which we have developed independently through conducting our own competitive business.


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     5. Without your prior written consent, we and our Representatives will not communicate with any person or entity that is a party to any agreement with the Business or any possible transaction between us and the Business involving the Business.

     6. Without your prior written consent, we will not for a period of one year from the date hereof directly or indirectly solicit for employment any person who is now employed by you or any of your subsidiaries who is identified by us as a result of our invastigation of the Business.

     7. We acknowledge that you make no express or implied representation or warranty as to the accuracy or completeness of the Information, and you expressly disclaim any and all liability that may be based on the Information, errors therein or omissions therefrom. We agree that we are not entitled to rely on the accuracy or completeness of the Information and that we shall be entitled to rely solely on the representations and warranties made to us by the Business in any final purchase agreement regarding the acquisition.

     8. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, we will provide you with prompt written notice and oral notice so that you may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Business waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which we are advised by the Business or the Business' attorney we are legally required to furnish and we will exercise the efforts directed by the Business to obtain reliable assurance that confidential treatment will be accorded the Information. All costs for actions taken at the direction of the Business shall be subject to indemnification and reimbursement by the Business.

     9. We agree that, until the expiration of the term of this Agreement pursuant to Paragraph 10 below, neither we nor any of our affiliates, including any person or entity directly or indirectly through one or more intermediaries, controlling us or controlled by or under common control with us, will purchase, offer or agree to purchase any securities or assets of the Business, enter, or agree to enter into any acquisition or other business combination, relating to the Business, or make, or induce any other entity to make or negotiate or otherwise deal with others for a tender or exchange offer of Common Stock of the Business, solicit proxies, votes or consents other than for nonimees selected by the Business' Board of Directors, and proposals recommended by the Business' Board of Directors, or otherwise seek to acquire control of the Business unless such purchase, transaction, offer, agreement or proposal shall have previously been approved by the Board of Directors of the Business.

     10. This Agreement shall expire on December 31, 1999.

     11. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     12. We acknowledge that remedies at law may be inadequate to protect against breach of this Agreement and we hereby agree in advance to the granting of injunctive relief in your favor without proof of actual damages.

                                        Very truly yours,


                                        CRANE CO.

                                        By: /s/ N.S. Evans
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                                        Print Name: N.S. Evans
                                              --------------------------------
                                        Title: CEO
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                                        Date: 3/18/98
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